Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Announces Completion of Private Offering of

Senior Notes, New Term Loan and Revolving Credit Facility

OMAHA, NE, July 1, 2014 – West Corporation, a leading provider of technology-enabled communication services, today announced the successful completion of its previously announced private offering of $1 billion in aggregate principal amount of 5.375% senior notes due 2022 (the “Notes”).

Proceeds of the Notes, together with cash on hand, will be utilized to repurchase and/or redeem all of the Company’s outstanding $500 million in aggregate principal amount of 8.625% Senior Notes due 2018, up to $200 million aggregate principal amount of its $650 million in aggregate principal amount of 7.875% Senior Notes due 2019 (the “2019 Notes”) and repay a portion of its Senior Secured Term Loan Facility due 2018.

The Company also announced it has closed on an amendment to the credit agreement governing its senior secured credit facilities, which, among other things, establishes commitments for a new, five-year delayed draw term loan A facility in an aggregate principal amount of $350 million (the “TLA”), which is available to be drawn in a single borrowing on or before December 31, 2014. The rate on the TLA is LIBOR plus 2.25% (subject to step-downs based upon leverage). The Company expects to borrow under the TLA and use the proceeds therefrom, together with cash on hand and/or proceeds of revolving loans, later this year to redeem the remaining amount of its 2019 Notes.

In addition, in connection with the amendment, the Company has replaced its current revolving credit facility with a new $300 million five-year revolving credit facility. The rate on the revolving credit facility is LIBOR plus 2.25% (subject to step-downs based upon leverage).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-enabled communication services. West offers a broad range of communication and network infrastructure solutions that help manage or support essential communications. West’s services include conferencing and collaboration, public safety services, IP communications, interactive services such as automated notifications, large-scale agent services and telecom services.

For over 25 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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